CONFIDENTIAL TREATMENT

LONG TERMS SUPPLY CONTRACT

This contract is made on the 1st April 2011 between FELDA MARKETING SERVICES SDN. BHD., as the agent for FELDA PALM INDUSTRIES SDN. BHD,  herewith referred to as “Seller” and MISSION BIOTECHNOLOGIES SDN BHD as “Buyer” for the Commodity defined below under the following terms and conditions.

1	Commodity	Sustainability certified (ISCC) Malaysian Crude Palm Oil in bulk

2	Sustainability
Products to be supplied from ISCC certified mills and plantations only. Certification to be maintained during the full term of this contract. Product delivered in accordance with ISCC system requirements. Documentation. Refer to Addendum # 1

3	Specifications	Crude Palm Oil as per PORAM and MPOA specifications :

FFA (Free Fatty Acids)	5.00% Maximum
M&I	0.25% Maximum
Dobi	Minimum 2.31

Required specifications shall be as per PORAM/MPOA domestic contract for Malaysian crude palm oil.  Cooperation between Buyer’s Quality Assurance and Seller’s Refinery Laboratory Specialist is encouraged for technical support purposes on parameters external from the above.

4	Weight and Quality	Net weight and quality final at Buyer’s site

5	Destination
Delivered to Buyer’s Site in Kuantan Port.  Delivery point shall be the Junction Point, (i.e. the flange joining the Seller’s delivery pipeline and the Buyer’s pipeline at Kuantan Port, Malaysia  OR  by road tankers to the Buyer’s facility, at the Seller’s option, whichever is more appropriate at that instance.

6	Quantity
Up to ****1 MT per annum of ISCC certified CPO and i.e. up to ****1 metric tons per month. Buyer will confirm at least 10 working days before the end of the month every month for the off take of CPO for the following month.  Buyer will have the prerogative to reduce the quantity or forgo the allocation.

The actual monthly delivery quantities shall be within the industry tolerance of plus/minus 2% of the agreed Monthly Delivery Quantity as per the Domestic PORAM contracts that is currently practices in the palm industry in Malaysia.

Damages for breach of contract shall be payable for any shortfall below the committed quantity as per the Domestic PORAM contract that is currently practiced in the palm industry in Malaysia

1 Confidential material omitted and filed separately with the Commission.

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST FOR CONFIDENTIAL TREATMENT.

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7	Period
For a period of TWO years from 1st April 2011 or at the time of start of ****1MT/month supply of ISCC-CPO availability, renewable on an annual basis, subject to such terms and conditions as may be mutually agreed by the Parties.  Quantities below ****1MT/month can start as soon as ISCC certification is obtained.  For avoidance of doubt the USD****1 premium shall be negotiated after the first year.

8	Delivery
A) Seller to deliver proportionally the agreed Monthly Delivery Quantity for the respective delivery month on a weekly basis. Delivery schedule to be mutually agreed at least 1 week prior to commencement of first delivery.   Failure by the Buyer to accept or the Seller to deliver on the agreed deliveries is thereby subject to Penalties as set out in item 11.  Buyer will Endeavour to assist in the delivery and OR pipeline transfer if and when the need arises.

B) Alternatively, deliver to any other location, besides Kuantan where such an arrangement is requested, additional costs, if any, shall be advised accordingly.

9	Pricing
Buyer shall pay to the Seller for the Product Malaysian Palm Oil Board (MPOB - Peninsula)’s monthly average price published for the month for all the supplies made by the Seller in such relevant month PLUS a premium of US****1/tonne for the ISCC certified oil. The exchange rate at the MPOB settlement date for the previous month at the PORAM exchange rate on the contract date.

10	Invoicing and Payment
Seller shall raise an invoice on the Buyer after delivery of every 500 metric tonnes for the value of product supplied and the payment shall be made within 7 days from the date of receipt of such invoice. Buyer shall raise a BG up to an amount of RM1,000,000 in favour of FELDA MARKETING SDN. BHD.

Should MPOB Average be the pricing mechanism adopted, the invoice shall be made on a provisional basis based on the MPOB’s monthly average price for the previous month and a final adjustment invoice (credit/debit) shall be raised by the Seller on the Buyer after the announcement of the Monthly Average Spot Price by MPOB for the relevant month, following which the Buyer shall pay the shortfall or the Seller shall refund the excess, if any, within 7 days after receipt of the final adjustment invoice.

1 Confidential material omitted and filed separately with the Commission.

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11	Cancellation of agreed quantities for any given month
Buyer reserves the right to cancel any outstanding agreed quantities for any given month.  Notice must be given both verbally and by fax or email to the Seller at least 10 days notice in advance if the need arises.  Such quantities not exceeding ****1MT  will then be carried over or to the following month(s) but shall NOT exceed ****1MT as mutually agreed between parties.

Where Mission secures a buyer to purchase a portion of the agreed quantity. the a sale of ISCC CPO to a third party both Felda and Mission will share the premium in excess of MPOB trading price PLUS the premium USD****1 on a 50:50 basis..

Furthermore Parties agree where a sale of the sale of  ICSS CPO is done by Felda to other buyers then Felda and Mission shall share the premium in excess of MPOB trading price PLUS the premium USD****1 on a 50:50 basis

12	Penalty
Penalties for delay in delivery by Seller or acceptance by Buyer shall be in accordance with the terms and conditions as set out in the Contract 1 – Domestic Contract for Malaysia Crude Palm Oil in Bulk (clause no 5 effective 1st July 2001) under the Palm Oil Refiners Association of Malaysia (PORAM) Handbook

13	Others
All terms and conditions as set out in this contract are strictly to be adhered to by both parties.  Other terms and conditions not specified in this contract shall be referred to and governed by the domestic contract for Malaysian crude unbleached palm oil & the Processed Palm Contracts in bulk issued jointly by the Palm Oil Refiners Association of Malaysia (PORAM) and the Malaysian Palm Oil Association (MPOA) dated 1st July 2004.

14	Conditions Precedent
i) Buyer’s obligation to purchase is subject to Sustainability Certification (ISCC) of selected Oil mills and plantations with Chain of Custody traceability. Refer to Addendum #1 (ii) Buyer will facilitate the rollout of ISCC sustainability at  selected mills with combined capacity of ****1 metric tons/month of CPO at no cost to Felda. (iii) Buyer will have the exclusive right to purchase CPO from these mills that will bear the ISCC label.    (iv) Any changes in the future in either government policies, market forces or the status of either of the parties in relation to the palm oil or biodiesel industry which materially affects either party’s ability to continue with the sale and purchase of the Commodity under this Contract.

15	Governing Law	Laws of Malaysia

16	Arbitration
Any dispute, differences, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be decided by the senior management of each Party within 60 days of the first senior management meeting. Upon expiry of the said 60 days the matter shall be brought to arbitration in accordance with the Rules of Arbitration at Kuala Lumpur Regional Centre for Arbitration in force at such time

1 Confidential material omitted and filed separately with the Commission.

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17	Effective Date	The contract will be effective upon execution by both parties

IN WITNESS WHEREOF the respective parties hereto have hereunto set their hands

As Buyers: /s/ Nathan Mahalingam		As Sellers: /s/ Ahmad Salman Omar

Name:	Nathan Mahalingam	Name:	Ahmad Salman Omar

	Group Managing Director		Senior General Manager

Company:	Mission Biotechnologies Sdn Bhd	Company:	Felda Marketing Servics Sdn Bhd

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ADDENDUM #1

The Supplier shall provide to the Buyer with each batch delivery, within or attached in an appendix to the Supplier’s delivery note, the following information:

•	21 digit Unique Batch Number for each batch of product supplied, which shall include:
o	2 digit reference number of supplier’s Voluntary Certification System
o	3 digit reference number of supplier’s Certifying Body
o	8 digit certificate number of supplier’s Mill
o	Unique 8 digit delivery note number
•	Reference number of this supply contract
•	Name & address of CPO Supplier
•	Name & address of Buyer
•	Type of feedstock product supplied
•	Quantity of product supplied
•	GHG Emissions Value of the CPO product in gm CO2eq/MJ,
•	Name & designation of person authorized to issue the supplier’s Delivery Note